Exhibit 14.1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of

Nvni Group Ltd.

Opinion on the consolidated financial statements

We have audited the accompanying consolidated balance sheet of Nvni Group Ltd. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”), in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

We also have audited the adjustments to the 2022 and the 2021 consolidated financial statements to retrospectively reflect the shares and basic and diluted net loss per share attributable to equity holders of Nvni Group Ltd., for the reorganization transaction, as described in Note 1, Note 17 and 18. The adjustments have been applied using the Exchange Ratio established in the reorganization transaction. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2022 or the 2021 consolidated financial statements of the Nvni Group Ltd. other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance in 2022 and 2021 consolidated financial statements taken as a whole.

Significant uncertainty as to the ability to continue as a going concern

We draw attention to Note 2 of the consolidated financial statement, which states that on December 31, 2023, the Company presented net loss in the amount of R$ 247,862 thousand, working capital deficiency in the amount of R$ 308,579 thousand and shareholders’ equity deficiency in the amount of R$ 57,958 thousand. As explained in Note 2, these events or conditions, together with other matters described in the aforementioned note, indicate the existence of relevant uncertainty that raises significant doubt regarding the Company’s ability to continue operating as a going concern. The plans and actions being developed by Management to restore the Company’s economic balance and financial position are described in Note 2. The consolidated financial statements do not include any adjustments that may arise from such uncertainty. Our opinion is not qualified concerning this matter.

© 2024 Grant Thornton Auditores Independentes Ltda. All rights reserved | NVNI Group | GTB47397 1

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton Auditores Independentes Ltda.

We have served as the Company’s auditor since 2024

São Paulo, Brazil

December 24, 2024

© 2024 Grant Thornton Auditores Independentes Ltda. All rights reserved | NVNI Group | GTB47397 2